Exhibit 10.1

EXECUTION COPY

$600,000,000

TERM LOAN AGREEMENT

dated as of February 22, 2016,

between

WEYERHAEUSER COMPANY, as Borrower,

and

THE BANK OF NOVA SCOTIA, as Lender

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Form of Loan/Continuation Notice
Exhibit B-1	Form of Certification of Financial Statements
Exhibit B-2	Form of Compliance Certificate
Exhibit C	Form of Promissory Note
Exhibit D	Claim Agreement

SCHEDULES

Schedule 2.01	Commitments
Schedule 3.08	Subsidiaries
Schedule 9.01	Notices

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TERM LOAN AGREEMENT dated as of February 22, 2016, between WEYERHAEUSER COMPANY, a Washington corporation (the “Borrower”), and THE BANK OF NOVA SCOTIA (“Scotiabank”), as the lender (the “Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lender enter into this Term Loan Agreement (a) to fund share repurchases, as permitted under the Syndicated Credit Agreement (as hereinafter defined) and (b) to provide the Borrower and its Subsidiaries with financing for general corporate purposes.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01	Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” shall mean this Term Loan Agreement, together with all amendments, supplements and modifications hereof.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977.

“Applicable Margin” shall have the meaning given such term in Section 2.06(b).

“Base Rate” shall mean, at any time the rate per annum then equal to the highest of (A) the overnight federal funds rate published by the Federal Reserve Bank of New York, plus 0.50%, (B) the United States “Base Rate” of Scotiabank as announced from time to time and (C) the Eurodollar Rate on such day for an interest period of one month plus 1% (said rate to change on the date of each change of such “Base Rate”). For purposes of this Agreement, “Base Rate” shall not necessarily be equivalent to, or dependent upon, the lowest or best interest rate that Scotiabank offers.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” shall mean a Loan that bears interest by reference to the Base Rate.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning given such term in the introductory paragraph hereto.

“Borrowing” shall mean a group of Eurodollar Loans or Base Rate Loans made by the Lender on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred with respect to the Borrower if, (a) any person or group (within the meaning of Rule 13d-5 of the SEC as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by persons who were neither (i) nominated by the management of the Borrower in accordance with its charter and by-laws, nor (ii) appointed by directors so nominated, or (c) any person or group shall otherwise directly or indirectly Control the Borrower.

“Claim Agreement” means the Claim Agreement dated as of February 22, 2016, executed by the Borrower and WNR in favor of the Lender and attached hereto as Exhibit D.

“Closing Date” shall mean the first date on which the conditions precedent set forth in Section 4.01 shall have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commitment” shall mean the commitment of the Lender to make Loans in an aggregate principal amount not to exceed the amount set forth in Schedule 2.01.

“Commitment Termination Date” shall have the meaning given such term in Section 2.01.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Dollars,” “dollars” or “$” shall mean lawful money of the United States of America.

“Drawn Margin” shall mean, for any loans made under the Syndicated Credit Agreement or any amendment and restatement thereof or any new credit facility of the Borrower that replaces the credit facility under the Syndicated Credit Agreement, the sum of (a) the applicable margin for such loans bearing interest by reference to the Eurodollar Rate and (b) the facility fees, if any, payable to the lenders under any such credit facility in respect of their commitments to make such loans, to the extent such facility fees are payable whether or not such commitments are drawn. By way of example, the Drawn Margin for the Syndicated Credit Agreement as of the date hereof is 1.125% for Ratings of Level 1 thereunder, 1.250% Ratings of Level 2 thereunder, 1.50% for Rating of Level 3 thereunder, 1.75% for Ratings of Level 4 thereunder and 2.00% for Ratings of Level 5 thereunder.

“Environmental Laws” shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, codes, rules (including rules of common law), judgments, orders, decrees, permits, concessions, grants, franchises, licenses, legally-binding agreements or other governmental restrictions now or hereafter in effect relating to the environment, health, safety, Hazardous Materials (including, without limitation, the manufacture, processing, distribution, use, treatment, storage, Release, and transportation thereof) or to industrial hygiene or the environmental conditions on, under or about real property, including, without limitation, soil, groundwater, and indoor and outdoor ambient air conditions.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page or service, providing rate quotations comparable to those currently provided on such page, as determined by the Lender from time to time for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such

Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Event of Default” shall have the meaning given such term in Article VII.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fees” shall have the meaning given to such term in Section 2.03.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“GAAP” shall mean accounting principles generally accepted in the United States, applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes, substances or contaminants, toxic wastes, substances or contaminants, or any other wastes, substances, contaminants or pollutants prohibited, limited or regulated by any Governmental Authority; (b) asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls or radon gas; (c) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (d) any other chemical, material, or substance, exposure to which is prohibited, limited, or regulated by any Governmental Authority.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, and (h) all obligations of such person as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, and ending one week thereafter or on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or such shorter or longer period as the Lender may agree), as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans with an Interest Period of at least 1 calendar month, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; provided further that no Interest Period for any Loan shall extend beyond the Termination Date.

“Lender” shall have the meaning given such term in the introductory paragraph hereto.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean a Eurodollar Loan or a Base Rate Loan.

“Loan Documents” shall mean this Agreement, the Claim Agreement and any notes issued hereunder (which shall be in the form of Exhibit C hereto).

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) a materially adverse effect on the ability of the Borrower or any of its Subsidiaries to perform its obligations under any Loan Documents to which it is or will be a party, or (c) a materially adverse effect on the rights and remedies available to the Lender under the Loan Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, and if such corporation shall for any reason no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized rating agency designated by the Borrower and the Lender.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any recipient, taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than a connection arising from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” shall have the meaning given such term in Section 2.14(b)

“Participant” shall have the meaning given such term in Section 9.04(b).

“Participant Register” shall have the meaning given such term in Section 9.04(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Person” shall mean any natural person, corporation, business trust, joint venture, joint stock company, trust, unincorporated organization, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA covered by Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there was an obligation to contribute of), the Borrower or an ERISA Affiliate.

“Rating” shall mean, as of any date, the rating by Moody’s and S&P in effect on such date, of the Senior Unsecured Long-Term Debt of the Borrower.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean disposing, discharging, injecting, spilling, leaking, dumping, emitting, escaping, emptying, seeping, placing, and the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replacement Credit Agreement” shall mean any amendment and restatement of the Syndicated Credit Agreement and any credit agreement that replaces or refinances the Syndicated Credit Agreement so long as, in any case, Scotiabank is a party thereto.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan as to which the 30-day notice requirement has not been waived by statute, regulation or otherwise.

“Restricted Subsidiary” shall mean each Subsidiary that has not been designated as an Unrestricted Subsidiary on Schedule 3.08 and thereafter not designated by a Financial Officer of the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 9.17. On the Closing Date, the Borrower and its subsidiaries shall be deemed Restricted Subsidiaries unless a Financial Officer of the Borrower shall have designated any of such entities as an Unrestricted Subsidiary on the Closing Date.

“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any Sanctions-related list of specially designated Persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or (b) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State or the U.S. Department of Commerce.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a limited liability company organized and existing under the laws of the State of New York, and its successors and assigns, and if such corporation shall for any reason no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized rating agency designated by the Borrower and the Lender.

“Scotiabank” shall have the meaning in the introductory paragraph hereto.

“SEC” shall mean the Securities and Exchange Commission or any successor.

“Senior Unsecured Long-Term Debt” shall mean the unsecured bonds, debentures, notes or other Indebtedness of the Borrower, designated on its financial statements as senior long-term indebtedness. In the event more than one issue of Senior Unsecured Long Term Debt shall be outstanding at any relevant time and different credit ratings shall have been issued by S&P or Moody’s for such issues, Senior Unsecured Long-Term Debt shall be deemed to refer to the lowest rated issue.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power to elect a majority of the board of directors or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Syndicated Credit Agreement” means that certain $1,000,000,000 Revolving Credit Facility Agreement dated as of September 11, 2013 among, inter alia, the Borrower, Weyerhaeuser Real Estate Company, various lenders and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended (but not amended and restated) from time to time.

“Taxes” shall have the meaning given such term in Section 2.14(a).

“Termination Date” shall mean August 21, 2017.

“Total Commitment” shall mean at any time the aggregate amount of the Commitments as in effect at such time, and on the date hereof shall mean $600,000,000.

“Transactions” shall have the meaning given such term in Section 3.02.

“Transferee” shall have the meaning given such term in Section 2.14(a).

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Accounting Standards Codification Topic 715 or Accounting Standards Codification Topic 960, as applicable, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 430 of the Code or Section 431 of the Code, as applicable.

“Unrestricted Subsidiary” shall mean each Subsidiary that has been designated as an Unrestricted Subsidiary on Schedule 3.08 and any Subsidiary which has been designated by a Financial Officer of the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 9.17.

“Withholding Agent” shall mean the Borrower and the Lender.

“WNR” shall mean Weyerhaeuser NR Company.

1.02 Terms Generally.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standards Codification Topic 825 (or any other Accounting Standards Codification Topic having a similar effect) to value any Indebtedness or other liabilities of the Borrower at “fair value”, as defined therein), as in effect from time to time; provided that, if the Borrower notifies the Lender that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

2.01 Loans. The Lender agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower on any single Business Day during the period from and including the Closing Date to and including the 10th Business Day following the Closing Date (the “Commitment Termination Date”) in an aggregate amount not to exceed the Commitment. Amounts borrowed and repaid or prepaid may not be reborrowed. The Loans shall be denominated in Dollars.

2.02 Making the Loans.

(a) Each Borrowing of the Loans and each continuation of the Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 2:00 p.m., New York City time, three Business Days prior to the requested date of such Borrowing of or continuation of the Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02 must be confirmed promptly by delivery to the Lender of a written Loan/Continuation Notice in the form of Exhibit A, appropriately completed and signed by a Responsible Officer of the Borrower. Each Loan/Continuation Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of the Loans or a continuation of all or a portion the Loans, (ii) the requested date of such Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loans to be borrowed or continued and (iv) the duration of the Interest Period(s) with respect thereto. If the Borrower requests a Borrowing or continuation of the Loans in any such Loan/Continuation Notice, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month. If the Borrower fails to provide a notice requesting a continuation of any Eurodollar Loans within the time period required above, such Loans shall be continued with an Interest Period of one month.

(b) In the case of a Borrowing of Loans, following receipt of a Loan/Continuation Notice and upon satisfaction of the applicable conditions set forth in Section 4.01, the Lender shall make such requested Borrowing available to the Borrower either by wire transfer of such funds or by crediting the account of the Borrower on the books of the Lender on the date requested by the Borrower, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c) There shall not be more than six Interest Periods in effect at any time.

2.03 Upfront Fee. Prior to the initial Borrowing, the Borrower shall pay to the Lender an upfront fee in the amount of 0.08% of the Commitment (the “Fees”).

2.04 Termination of the Commitment. Immediately after the initial Borrowing, the unused portion, if any, of the Commitment shall terminate. At 5:00 p.m., New York City time, on the Commitment Termination Date, the unused portion, if any, of the Commitment shall terminate.

2.05 Repayment of the Loans. The Borrower shall repay to the Lender the aggregate principal amount of the Loans outstanding on the Termination Date. The Borrower may voluntarily prepay the Loans, in whole or in part, in accordance with Section 2.09.

2.06 Interest on the Loans.

(a) Standard Interest. The Borrower shall pay interest on each Eurodollar Borrowing (computed on the basis of the actual number of days elapsed over a year of 360 days) from and including the first day of the Interest Period applicable thereto to but excluding the last day of such Interest Period, at a rate per annum equal, at all times during such Interest Period for such Borrowing, to the sum of (i) the Eurodollar Rate for such Interest Period for such Borrowing plus (ii) the Applicable Margin, such interest to be payable on the last day of such Interest Period and if such Interest Period has a duration of more than three months, on each three month anniversary of the first day of such Interest Period (unless such day is not a Business Day, in which case such payment shall be due on the following Business Day) and on the Termination Date or any earlier date on which this Agreement is, pursuant to its terms and conditions, terminated.

(b) As used herein, “Applicable Margin” shall mean the applicable percentage per annum specified in the table below, to be determined based upon the Ratings received by the Borrower from S&P and Moody’s. The applicable percentage referred to in the immediately preceding sentence shall be determined based upon the Ratings, as follows:

	Level 1	Level 2	Level 3
S&P/Moody’s:	BBB/ Baa2 or better	BBB-/ Baa3	BB+/ Ba1 or lower

Applicable Margin:	1.05%	1.20%	1.50%

; provided that if the Drawn Margin in respect of (i) the credit facility under the Syndicated Credit Agreement is amended or amended and restated after the Closing Date to be greater than or (ii) any new credit facility that replaces the credit facility under the Syndicated Credit Agreement after the Closing Date (including, without limitation, any Replacement Credit Agreement) shall be greater than, in each case the Drawn Margin under the Syndicated Credit Agreement as in effect on the Closing Date, the Applicable Margin hereunder shall increase by the amount of such differential.

The Applicable Margin shall change effective as of the date on which the applicable rating agency announces any change in its Ratings. In the event either S&P or Moody’s shall withdraw or suspend its Ratings, the remaining Rating announced by either S&P or Moody’s, as the case may be, shall apply. In the event neither agency shall provide a Rating, the Applicable Margin shall be based on the lowest rating provided above. If the Ratings by S&P and Moody’s are split so that two consecutive Levels (as defined in the table above) apply, the higher of those Ratings shall determine the Applicable Margin. If the Ratings by S&P and Moody’s are split so that the applicable Levels in the table above are separated by only one intermediate Level, then such intermediate Level shall determine the Applicable Margin. The Applicable Margin shall be calculated by the Lender, which calculation absent manifest error shall be final and binding on all parties.

(c) Base Rate Interest. The Borrower shall pay interest on each Base Rate Borrowing (computed on the basis of the actual number of days elapsed over a year of 360 days or, if the Base Rate is based on the “Prime Rate”, 365 days) from and including the first day such Borrowing is outstanding to but excluding the last day such Borrowing is outstanding, at a rate per annum equal to the sum of (i) the Base Rate plus (ii) the Applicable Margin, such interest to be payable on quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date or any earlier date on which this Agreement is, pursuant to its terms and conditions, terminated.

2.07 Default Interest. If the Borrower shall default in the payment of the principal of or interest on its Loans or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time by the Lender pay interest, to the extent permitted by law, on such defaulted amount (including accrued and unpaid interest) up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (a) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to Section 2.06 plus 2% or (b) in the case of any other amount, the rate that would otherwise be applicable to Eurodollar Loans with an Interest Period of one month pursuant to Section 2.06 plus 2%, in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

2.08 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Lender shall have determined in good faith that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Lender of making or maintaining its Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Lender shall, as soon as practicable thereafter, give written notice of such determination to the Borrower. In the event of any such determination, until the Lender shall have advised the Borrower that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a continuation of a Eurodollar Borrowing pursuant to Section 2.02 shall be deemed to be a request for a continuation as a Base Rate Borrowing; provided that, in the event the circumstances giving rise to such notice shall cease to exist, (a) the Lender shall so notify the Borrower as soon as practicable and (b) on the third Business Day following the delivery of notice pursuant to clause (a), such Base Rate Borrowing shall automatically be converted into a Eurodollar Borrowing with an Interest Period of one month (or such other Interest Period as the Borrower shall have elected in writing by delivery to the Lender of a Loan/Continuation Notice). Each determination by the Lender hereunder shall be conclusive absent manifest error.

2.09 Prepayment.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any of its Borrowings, in whole or in part, upon giving written notice (or telephone notice promptly confirmed by written notice) to the Lender before 2:00 p.m., New York City time, three Business Days prior to prepayment; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Each notice of prepayment under paragraph (a) above shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein; provided that a notice of prepayment may be revoked if such notice specifies that it is conditioned upon the occurrence of one or more events specified therein and the Borrower notifies the Lender of such revocation on or prior to the prepayment date; provided further that if such notice of prepayment is revoked the Borrower shall reimburse the Lender for any breakage costs incurred in connection therewith. All prepayments under this Section 2.09 shall be subject to Section 2.12 but otherwise without premium or penalty. All prepayments under this Section 2.09 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

2.10 Reserve Requirements; Change in Circumstances. (a) It is understood that the cost to the Lender of making or maintaining any of the Eurodollar Loans may fluctuate as a result of the applicability of reserve requirements imposed by the Board at the ratios provided for in Regulation D. The Borrower agrees to pay to the Lender from time to time, as provided in paragraph (b) below, such amounts as shall be necessary to compensate the Lender for the portion of the cost of making or maintaining Eurodollar Loans resulting from any such reserve requirements provided for in Regulation D as in effect on the date thereof, it being understood that the rates of interest applicable to Eurodollar Loans have been determined on the assumption that no such reserve requirements exist or will exist and that such rates do not reflect costs imposed on the Lender in connection with such reserve requirements. It is agreed that for purposes of this paragraph (a) the Eurodollar Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D without the benefit of or credit for proration, exemptions or offsets which might otherwise be available to the Lender from time to time under Regulation D.

(b) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (x) subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (other than (A) taxes imposed on or with respect to any payment made by the Borrower under any Loan Document, including Taxes covered by Section 2.14, and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar taxes)), or (y) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by the Lender, or shall impose on the Lender or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan made by the Lender hereunder, and the result of any of the foregoing in clause (x) or (y) shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by the Lender to be material, then the Borrower will pay to the Lender upon demand such additional amount or amounts as will compensate the Lender for such additional costs actually incurred or reduction actually suffered.

(c) If after the date hereof the Lender shall have determined that the adoption after the date hereof of any other generally applicable law, rule, regulation or guideline regarding capital adequacy or liquidity, or any change in any of the foregoing or in the interpretation, applicability or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any lending office of the Lender) or the Lender’s holding company with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by the Lender pursuant hereto to a level below that which the Lender or the Lender’s holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by the Lender to be material, then from time to time, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(d) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(e) A certificate of the Lender setting forth a reasonably detailed explanation of such amount or amounts as shall be necessary to compensate the Lender (or participating banks or other entities pursuant to Section 9.04) as specified in paragraph (a), (b) or (c) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate delivered by it within 10 days after the receipt of the same.

(f) Failure on the part of the Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of the Lender’s right to demand compensation with respect to such period or any other period; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Borrower of such increased costs or reductions in accordance with paragraph (e) above and of the Lender’s intention to claim compensation thereof; provided further that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(g) Notwithstanding any other provision of this Section 2.10, the Lender shall not demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of the Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (it being understood that this sentence shall not in any way limit the discretion of the Lender to waive the right to demand such compensation in any given case).

2.11 Change in Legality. (a) Notwithstanding any other provision herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for the Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower, the Lender may:

(i) declare that Eurodollar Loans will not thereafter be made by the Lender hereunder and any request by the Borrower for a continuation of a Eurodollar Borrowing shall be deemed a request for a Base Rate Borrowing unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Loans made by it be converted into Base Rate Loans, in which event all such Eurodollar Loans shall be automatically converted into Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below. In the event the Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the converted Eurodollar Loans of the Lender shall instead be applied to repay the Base Rate Loans resulting from the conversion of such Eurodollar Loans.

(b) For purposes of this Section 2.11, a notice to the Borrower by the Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower. In the event that the circumstances giving rise to such notice to the Borrower by the Lender under this Section 2.11 shall cease to exist, (i) the Lender shall so notify the Borrower as soon as practicable and (ii) on the third Business Day following the delivery of notice pursuant to clause (i), each Base Rate Borrowing shall automatically be converted into a Eurodollar Borrowing with an Interest Period of one month (or such other Interest Period as the Borrower shall have elected in writing by delivery to the Lender of a Loan/Continuation Notice).

2.12 Indemnity. The Borrower shall indemnify the Lender against any loss or expense which the Lender sustains or incurs as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or continue any Loan hereunder after irrevocable notice of such borrowing, continuation or issuance has been given pursuant to Section 2.02, (c) any payment or prepayment of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made to or by the Borrower on a date other than the last day of the Interest Period applicable thereto; provided that the Borrower shall not be required to indemnify the Lender pursuant to this clause (c) for any loss or expense to the extent any such loss or expense shall have been incurred pursuant to (i) Section 2.11 or (ii) Section 2.09(a) more than six months prior to the date that the Lender shall have notified the Borrower of its intention to claim compensation therefor, (d) any default in payment or prepayment of the principal amount of any Loan to the Borrower or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by the Lender, of (i) its cost of obtaining the funds for the Loan being paid or prepaid or not borrowed (based, in the case of a Eurodollar Loan, on the Eurodollar Rate) for the period from the date of such payment or prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by the Lender) that would be realized by the Lender in reemploying the funds so paid, prepaid or converted or not borrowed for such period or Interest Period, as the case may be. A certificate of the Lender setting forth a reasonably detailed explanation of any amount or amounts which the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

2.13 Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing) hereunder and under any other Loan Document without setoff, counterclaim or deduction of any kind not later than 2:00 p.m., New York City time, on the date when due in dollars to the Lender at its offices at The Bank of Nova Scotia, 650 West Georgia Street, Suite 1800, Vancouver, British Columbia V6B 4N7, in immediately available funds.

(b) Whenever any payment (including principal of or interest on any Borrowing) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

2.14 Taxes. (a) Any and all payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding any income, franchise, branch profits or similar tax imposed on or measured by the net income or net profits of the Lender (or any transferee or assignee that acquires a Loan (any such entity a “Transferee”)) by the United States or any jurisdiction under the laws of which it is organized or doing business or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Withholding Agent shall be required by law to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable hereunder to the Lender (or any Transferee), as determined in good faith by the applicable Withholding Agent, (i) the sum payable by the Borrower shall be increased by the amount necessary so that after making all required deductions

(including deductions applicable to additional sums payable under this Section 2.14) the Lender (or Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law. For purposes hereof, Taxes shall not include taxes imposed under FATCA.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower hereunder or under any other Loan Document or from the execution, delivery or registration of or performance under this Agreement or any other Loan Document, or otherwise with respect to the Borrower’s role in this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify the Lender (or Transferee) for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Borrower under this Section 2.14) paid by the Lender (or Transferee) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date the Lender (or Transferee) makes written demand therefor. If the Lender (or Transferee) becomes entitled to a refund of Taxes or Other Taxes for which the Lender (or Transferee) has received payment from the Borrower hereunder, the Lender (or Transferee) shall, at the expense of the Borrower, use its reasonable efforts (consistent with internal policy, and legal and regulatory restrictions) to obtain such refund. If the Lender (or Transferee) receives a refund or is entitled to claim a tax credit in respect of any Taxes or Other Taxes for which the Lender (or Transferee) has received payment from the Borrower hereunder it shall promptly notify the Borrower of such refund or credit and shall, within 30 days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund or credit pursuant hereto), repay such refund or amount of credit to the Borrower, net of all out-of-pocket expenses of the Lender (or Transferee), and without interest; provided that the Borrower, upon the request of the Lender (or Transferee) agrees to return such refund or amount of credit (plus penalties, interest or other charges) to the Lender (or Transferee) in the event the Lender (or Transferee) is required to repay such refund or such credit is denied or subsequently determined to be unavailable.

(d) The Lender (or Transferee) shall indemnify the Borrower for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority (except Taxes or Other Taxes) that are attributable to the Lender (or Transferee) and that are payable or paid by the Borrower, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Borrower in good faith. A certificate as to the amount of such payment or liability delivered to the Lender (or Transferee) by the Borrower shall be conclusive absent manifest error.

(e) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to the Lender (or Transferee), the Borrower will furnish to the Lender, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof to the proper Governmental Authority.

(f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.14 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g) The Lender (or Transferee) shall, on or prior to the date of its execution and delivery of this Agreement or, in the case of a Transferee, on the date on which it becomes the Lender and in the case of the Lender, on or prior to the date the Lender changes its lending office, and from time to time thereafter as requested in writing by the Borrower, deliver to the Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including (x) Internal Revenue Service Form W-9 if the Lender (or Transferee) is a “United States Person” as defined in Section 7701(a)(30) of the Code, or (y) if the Lender (or Transferee) is a not a “United States Person” as defined in Section 7701(a)(30) of the Code, Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, Form W-8ECI or Form W-8IMY (together with any applicable underlying Internal Revenue Service Forms) and any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by the Lender (or Transferee) establishing that any payment under the Loan Documents is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by the Lender (or Transferee) of a trade or business in the United States, (ii) fully or partially exempt from United States tax under a provision of an applicable tax treaty, or (iii) not subject to withholding under the portfolio interest exception under Section 871(h) or Section 881(c) of the Code (and, if the Lender (or Transferee) delivers a Form W-8BEN or Form W-8BEN-E, as applicable, claiming the benefits of exemption from United States withholding tax under Section 871(h) or Section 881(c), a certificate representing that the Lender (or Transferee) is not a “bank” (within the meaning of Section 881(c)(3)(A) of the Code), is not a 10-percent shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code) and is not a “controlled foreign corporation” (described in Section 881(c)(3)(C) of the Code). In addition, the Lender (or Transferee) shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by the Lender (or Transferee). The Lender (or Transferee) shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, the Lender (or Transferee) shall not be required to deliver any form pursuant to this Section that the Lender (or Transferee) is not legally able to deliver. Unless the Borrower has received forms or other documents reasonably satisfactory to it indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for the Lender (or Transferee) organized under the laws of a jurisdiction outside the United States. If the Lender (or Transferee) is unable to deliver one of these forms or if the forms provided by the Lender (or Transferee) at the time the Lender (or Transferee) first becomes a party to this Agreement or at the time the Lender (or Transferee)

changes its lending office (other than at the request of the Borrower) indicate a United States withholding tax rate in excess of zero, United States withholding tax at such rate shall be considered excluded from Taxes unless and until the Lender (or Transferee) provides the appropriate forms certifying that a lesser rate applies, whereupon United States withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such appropriate forms; provided, however, that if at the effective date of a transfer pursuant to which the Lender (or Transferee) becomes a party to this Agreement, the Lender’s (or Transferee’s) assignor was entitled to payments under Section 2.14(a) in respect of United States withholding taxes at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) such United States withholding taxes, if any, applicable with respect to such assignee on such date.

(h) The Borrower shall not be required to pay any additional amounts to the Lender (or Transferee) in respect of United States withholding tax pursuant to this Section 2.14 for any period in respect of which the obligation to pay such additional amounts would not have arisen but for a failure by the Lender (or Transferee) to comply with the provisions of paragraph (g) above unless such failure results from (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the Closing Date (or, if later, after the date on which the Lender becomes a party to this Agreement or designates a new lending office) (and, in the case of a Transferee, after the date of assignment or transfer).

(i) The Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.14 shall use reasonable efforts (consistent with internal policy, and legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the reasonable determination of the Lender (or Transferee) be materially disadvantageous to the Lender (or Transferee) or require the disclosure of information that the Lender (or Transferee) reasonably considers to be confidential.

(j) If a payment made to the Lender (or Transferee) under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if the Lender (or Transferee) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender (or Transferee) shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that the Lender (or Transferee) has or has not complied with the Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.15 Mitigation Obligations; Replacement of Lender. (a) If the Lender requests compensation under Section 2.10, or if it becomes unlawful for the Lender to make or maintain Eurodollar Loans under Section 2.11, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.14, then the Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.14 or no longer make it unlawful for the Lender to make or maintain Eurodollar Loans under Section 2.11, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

(b) If the Lender requests compensation under Section 2.10, or if it becomes unlawful for the Lender to make or maintain Eurodollar Loans under Section 2.11, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.14, then the Borrower may, at its sole expense and effort, upon notice to the Lender, require the Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations; provided that (x) the assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (y) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. The Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation or termination of Commitment cease to apply.

2.16 Sharing of Setoffs. The Lender and each Participant agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by the Lender or such Participant under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans (other than pursuant to Sections 2.10, 2.11 and 2.15(b) and other than payments made by the Borrower pursuant to and in accordance with the express terms of this Agreement) as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender or Participant, it shall be deemed simultaneously to have purchased from such other Lender or Participant at face value, and shall promptly pay to such other Lender or Participant the purchase price for, a participation in the Loans of such other Lender or Participant, so that the aggregate unpaid principal amount of the Loans and participations in the Loans held by the Lender and each Participant shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.16 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Participant holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim pursuant to and in accordance with the provisions of Section 9.06 with respect to any and all moneys owing by the Borrower to the Lender by reason thereof as fully as if such Participant had made a Loan directly to the Borrower in the amount of such participation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

3.01 Organization; Powers. The Borrower and each of its Restricted Subsidiaries (a) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to result in a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

3.02 Authorization. The execution, delivery and performance by the Borrower of each of the Loan Documents and the borrowings hereunder, and the consummation of the other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) (i) will not violate (A) any provision of law, statute, rule or regulation, (B) the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any of its Restricted Subsidiaries, (C) any order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Borrower or any of its Restricted Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) will not be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) will not result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Restricted Subsidiaries except, in each case other than (a) and (b)(i)(B), as could not reasonably be expected to have a Material Adverse Effect.

3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.04 Consents and Approvals. No action, consent or approval of, registration or filing with, or any other action by any Governmental Authority or any other third party is or will be required in connection with the Transactions, except as have been made or obtained (without the imposition of any conditions that are not acceptable to the Lender) and are in full force and effect (other than any action, consent, approval, registration or filing the absence of which could not reasonably be expected, either individually or in the aggregate with any such other consents, approvals, registrations or filings, to result in a Material Adverse Effect). No law or regulation shall be applicable, restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Borrower and its subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

3.05 Financial Statements. (a) The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of earnings and statements of cash flows, together with the notes thereto, as of and for the fiscal year ended December 31, 2015, audited by and accompanied by the opinion of KPMG LLP, independent public accountants.

(b) Such financial statements referred to in Section 3.05(a) present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries as of such date and for such period. Such balance sheet and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the date thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

3.06 No Material Adverse Change. Except as disclosed on the Borrower’s Report on Form 10-K or Plum Creek Timber Company, Inc.’s Report on Form 10-K, in each case for the year ended December 31, 2015, or any Form 8-K filed since December 31, 2015, and other than changes in operating results arising in the ordinary course of business and except as otherwise disclosed publicly since December 31, 2015, or in writing to the Lender prior to the date hereof, there has been no material adverse change in the business, financial condition, operations or properties of the Borrower and its subsidiaries, taken as a whole, since December 31, 2015.

3.07 Title to Properties; Possession Under Leases. (a) The Borrower and its Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material real properties, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b) The Borrower and its Restricted Subsidiaries (i) has complied with all obligations under all leases of real property to which it is a party, and (ii) enjoys peaceful and undisturbed possession under all such leases, except where such non-compliance or lack of peaceful and undisturbed possession would not reasonably be expected to result in a Material Adverse Effect. All leases to which the Borrower and its Restricted Subsidiaries are a party are in full force and effect, except where such lack of force and effect would not reasonably be expected to result in a Material Adverse Effect.

3.08 [Intentionally Omitted]

3.09 Litigation; Compliance with Laws. (a) Except as disclosed on the Borrower’s Report on Form 10-K or Plum Creek Timber Company, Inc.’s Report on Form 10-K, in each case for the year ended December 31, 2015, or any Form 8-K filed since December 31, 2015, there are no actions, suits, investigations, litigations or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed on the Borrower’s Report on Form 10-K or Plum Creek Timber Company, Inc.’s Report on Form 10-K, in each case for the year ended December 31, 2015, or any Form 8-K filed since December 31, 2015, neither the Borrower nor any of its Restricted Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

3.10 Agreements. (a) Neither the Borrower nor any of its Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted in a Material Adverse Effect.

(b) Neither the Borrower nor any of its Restricted Subsidiaries is in default in any manner under any material agreement or instrument (except for any indenture or other agreement or instrument evidencing Indebtedness) to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

3.11 Federal Reserve Regulations. (a) Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

3.12 Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

3.13 Tax Returns. Each of the Borrower and its Subsidiaries has filed or caused to be filed all material Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or Subsidiary, as the case may be, shall have set aside on its books appropriate reserves.

3.14 No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken together with the reports and other filings with the SEC contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.15 Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect: each Plan subject to ERISA or the Code, as applicable, is in compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent (within the meaning of Section 4245 of ERISA); no Plan has an Unfunded Current Liability; no Plan subject to ERISA or the Code, as applicable, has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period under Section 412, Section 430 or Section 431 of the Code, as applicable; neither the Borrower nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4975 of the Code or expects to incur any liability under any of the foregoing Sections with respect to any such Plan; no condition exists which presents a risk to the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate any Plan; no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; neither the Borrower nor any ERISA Affiliate has failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan; no Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; no determination has been made that any Plan is, or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and neither the Borrower nor any ERISA Affiliate has failed to make any required contribution to a Plan pursuant to Section 431 or Section 432 of the Code. Such Borrower and its Subsidiaries do not maintain or contribute to any “welfare plan” (within the meaning of Section 3(1) of ERISA) which provides life insurance or health benefits to retirees (other than as required by Section 601 of ERISA) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

3.16 Environmental Matters. Except as disclosed on the Borrower’s Report on Form 10-K or Plum Creek Timber Company, Inc.’s Report on Form 10-K, in each case for the year ended December 31, 2015, or any Form 8-K filed since December 31, 2015, (a) neither the Borrower nor any of its Subsidiaries has failed to comply with any Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control, where any such failure to comply, alone or together with any other such noncompliance, could reasonably be expected to result in a Material Adverse Effect; (b) neither the Borrower nor any of its Subsidiaries has received notice of any failure so to comply which alone or together with any other such failure could reasonably be expected to result in a Material Adverse Effect; and (c) the Borrower’s and its Subsidiaries’ plants have not managed any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other Environmental Law, in violation of any regulations promulgated pursuant thereto or in any other applicable law where such violation could reasonably be expected to result, individually or together with other violations, in a Material Adverse Effect.

3.17 Maintenance of Insurance. The Borrower and each of its Restricted Subsidiaries maintains insurance (which may be self insurance) for all of its insurable properties: (a) by financially sound and reputable insurers to the extent of insurance obtained from third party insurers; (b) to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or such Restricted Subsidiaries; and (c) as may be required by law.

3.18 Ranking. The obligations of the Borrower to repay the Loans made to it hereunder rank pari passu or senior in right of payment to all outstanding senior unsecured notes and bonds of the Borrower.

3.19 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower and each of its Restricted Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with applicable Anti-Corruption Laws and Sanctions. None of (i) the Borrower or its Restricted Subsidiaries or, (ii) to the knowledge of the Borrower, any director, officer or employee of the Borrower or its Restricted Subsidiaries, is a Sanctioned Person.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of the Lender to make Loans hereunder are subject to the satisfaction of the following conditions and the Borrowing hereunder shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01:

4.01 Closing Date. On or before the date of the Borrowing:

(a) Notice. The Lender shall have received from the Borrower a notice of such Borrowing as required by Section 2.02.

(b) Representations. The representations and warranties of the Borrower set forth in Article III shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date at the time of and immediately after such Borrowing.

(c) Compliance, etc. At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

(d) Opinions. The Lender shall have received a favorable written opinion of (i) Cravath, Swaine and Moore LLP, special counsel for the Borrower, dated the Closing Date and addressed to the Lender, in form and substance reasonably satisfactory to the Lender and (ii) Devin Stockfish, Esq., SVP, General Counsel and Secretary to the Borrower, as counsel for the Borrower, dated the Closing Date and addressed to the Lender, in form and substance reasonably satisfactory to the Lender.

(e) Legal Matters. All legal matters (including any documentation) related to this Agreement and the Transactions shall be satisfactory to the Lender and to Mayer Brown LLP, special counsel for the Lender.

(f) Articles, etc. The Lender shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of its State of incorporation, and a certificate as to the good standing of the Borrower, as of a recent date, from such Secretary of State; (ii) a certificate from the Borrower of its Secretary or Assistant Secretary dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Borrower of any and all documents and agreements to be entered into with respect to the Loan Documents and the borrowings to be made thereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificates of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document or agreement delivered in connection with the Transactions on behalf of the Borrower; (iii) a certification of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lender or Mayer Brown LLP, special counsel for the Lender, may reasonably request.

(g) Officers’ Certificates. The Lender shall have received a certificate from the Borrower, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming (i) compliance with the condition precedent set forth in paragraph (c) of Section 4.01, and (ii) that the representations and warranties of the Borrower set forth herein are true and correct in all material respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date), immediately prior to, and after giving effect to, the Borrowing hereunder.

(h) Fees. The Lender shall have received all Fees and other amounts due and payable to the Lender on or prior to the Closing Date.

(i) Loan Documents. The Lender shall have received a fully executed counterpart of this Agreement, and an executed copy of each Loan Document (other than this Agreement).

ARTICLE V

AFFIRMATIVE COVENANTS

5.01 Incorporated Affirmative Covenants. The Borrower and the Lender agree that the affirmative covenants applicable to the Borrower in Article V of the Syndicated Credit Agreement (or, if applicable, the affirmative covenants in any Replacement Credit Agreement) shall be incorporated by reference into this Agreement, other than (for the avoidance of doubt) the affirmative covenant contained in Section 5.10 of the Syndicated Credit Agreement; provided that (a) any references therein to “Lender”, “Lenders” or “Required Lenders” shall be deemed to refer to Scotiabank in its capacity as Lender hereunder, (b) any references therein to “Borrower” or “Weyerhaeuser” shall be deemed to refer to the Borrower hereunder, (c) any references therein to “this Agreement” shall be deemed to refer to this Agreement, (d) any references therein to the “Claim Agreement”, “Fees”, “Loan Documents” or “Loans” shall be deemed to refer to the “Claim Agreement”, “Fees”, “Loan Documents” or “Loans” as defined in this Agreement, (e) all other capitalized terms used therein and defined in this Agreement shall have the meanings given them in this Agreement, (f) any reference therein to “Administrative Agent”, “Fronting Bank”, “Swing Line Bank” or “Letters of Credit” shall be deemed to be deleted when such provisions are incorporated herein by reference and (g) each of the provisions therein that specifically applies or refers to “WRECO” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates (but not those that apply to “Weyerhaeuser” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates), including any such references in any defined terms used therein, shall be deemed to be deleted and shall not be incorporated herein by reference.

5.02 Most Favored Nation. If, after the Closing Date, the Borrower shall execute a term loan agreement maturing within two years of the Closing Date with one or more lenders that includes pricing terms that are more advantageous to those lenders than the terms set forth herein, the Borrower and Lender shall promptly thereafter amend this Agreement to incorporate such more advantageous provisions herein.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower and the Lender agree that the negative covenants applicable to the Borrower in Section 6.01 of the Syndicated Credit Agreement (or, if applicable, the negative covenants in any Replacement Credit Agreement) shall be incorporated by reference into this Agreement; provided that (a) any references therein to “Lender”, “Lenders” or “Required Lenders” shall be deemed to refer to Scotiabank in its capacity as Lender hereunder, (b) any references therein to “Borrower” or “Weyerhaeuser” shall be deemed to refer to the Borrower hereunder, (c) any references therein to “this Agreement” shall be deemed to refer to this Agreement, (d) any references therein to “Fees”, “Loan Documents” or “Loans” shall be deemed to refer to the “Fees”, “Loan Documents” or “Loans” as defined in this Agreement, (e) all other capitalized terms used therein and defined in this Agreement shall have the meanings given them in this Agreement, (f) any reference therein to “Administrative Agent”, “Fronting Bank”, “Swing Line Bank” or “Letters of Credit” shall be deemed to be deleted when such provisions are incorporated herein by reference and (g) any references in any defined terms used therein that specifically apply or refer to “WRECO” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates (but not those that apply to “Weyerhaeuser” or to its Restricted Subsidiaries, Subsidiaries or ERISA Affiliates) shall be deemed to be deleted and shall not be incorporated herein by reference.

ARTICLE VII

EVENTS OF DEFAULT

7.01 Events of Default. In case of the happening of any of the events under Sections 7.01(a) through 7.01(l) below (an “Event of Default”):

(a) default shall be made in the payment by the Borrower of any principal of any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment by the Borrower of any interest on any Loan or any Fee or any other amount (other than an amount referred to in Section 7.01(a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by the Borrower in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by the Borrower or any of its Subsidiaries (or its Restricted Subsidiaries, if such covenant, condition or agreement applies only to Restricted Subsidiaries) of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08 or 6.01, which have been incorporated by reference herein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement);

(e) default shall be made in the due observance or performance by the Borrower or any of its Subsidiaries (or its Restricted Subsidiaries, if such covenant, condition or agreement applies only to Restricted Subsidiaries) of any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.01(a), 7.01(b), 7.01(c) or 7.01(d)) and such default shall continue unremedied for a period of thirty days after notice thereof from the Lender to the Borrower;

(f) the Borrower or any of its Restricted Subsidiaries shall (i) fail to pay, when and as the same shall become due and payable (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness) any principal or interest, regardless of amount, due in respect of Indebtedness in an aggregate principal amount in excess of $100,000,000, or (ii) fail to observe or perform any other terms, covenants, conditions or agreements contained in any agreements or instruments evidencing or governing Indebtedness in an aggregate principal amount in excess of $100,000,000 (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness), if the effect of any failure or failures referred to in this Section 7.01(f)(ii) is to cause or permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice) to cause, such Indebtedness to become due prior to its stated maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Restricted Subsidiaries, or of a substantial part of the property or assets of the Borrower or any of its Restricted Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Restricted Subsidiaries or (iii) the winding-up or liquidation of the Borrower or any of its Restricted Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 7.01(g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any of its Restricted Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower or any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(j) any Plan shall fail to satisfy the minimum funding standard required for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412, Section 430 or Section 431 of the Code, as applicable, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, or the Borrower has incurred or is likely to incur a liability to or on account of a Plan under Sections 409, 502(i), 502(l), or 515 of ERISA or Section 4975 of the Code, or the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Sections 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA; and there shall result from any such event or events referred to in this Section 7.01(j) the imposition of a lien upon the assets of the Borrower or any ERISA Affiliate, the granting of a security interest, a liability or a material risk of incurring a liability to the PBGC or the Internal Revenue Service or a Plan or a trustee appointed under ERISA or a liability or a material risk of incurring a liability under Sections 409, 502(i) or 502(l) of ERISA or under Sections 4971 or 4975 of the Code; in each case, which, in the good faith determination of the Lender, will have a Material Adverse Effect;

(k) there shall have occurred a Change in Control of the Borrower; or

(l) the Claim Agreement shall cease, for any reason, to be in full force and effect, or the Borrower or WNR shall contest the validity or enforceability thereof or otherwise fail to comply with its obligations thereunder;

then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(g) or 7.01(h) above), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments of the Lender and/or (ii) declare the Loans then outstanding to the Borrower to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in Section 7.01(g) or 7.01(h) above, the Commitments of the Lender shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

MISCELLANEOUS

9.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address specified below, or such other address as such party shall hereafter have specified by written notice to the Lender and the Borrower:

(a) if to the Borrower by hand or courier service, to the Borrower at 33663 Weyerhaeuser Way South, Federal Way, Washington, or by facsimile to (253) 924-3543, in each case to the Attention of Vice President and Treasurer with a copy to Secretary;

(b) if to the Lender, to it at its address (or telecopy number) set forth in Schedule 9.01.

Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Lender. The Lender or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making of the Loans, regardless of any investigation made by the Lender, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid.

9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that, other than as provided in Section 6.01(c), which has been incorporated by reference herein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement), the Borrower shall not have the right to assign or delegate its rights or obligations hereunder or any interest herein without the prior consent of the Lender.

9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, (i) other than as provided in Section 6.01(c), which has been incorporated by reference herein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) other than as provided in Sections 9.04(b) and 9.04(d), the Lender may not assign or otherwise transfer any of its rights or obligations hereunder (including all or any portion of its

Commitment or the Loans owing to it) without the prior written consent of the Borrower (and any attempted assignment or transfer by the Lender without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may, without the consent of the Borrower or any other Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement of the type described in the first proviso to Section 9.08(b) of the Syndicated Credit Agreement that affects such Participant. Subject to paragraph (c) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.10, 2.12 and 2.14 to the same extent as if it were the Lender and had acquired its interest by assignment. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were the Lender, provided such Participant agrees to be subject to Section 2.16 as though it were the Lender. The Lender, acting solely for this purpose as an non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and the Lender and the Borrower shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.14 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(g) and (j) as if it were the Lender.

(d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, any notes held by it) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, without notice to, or consent of the Borrower, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(e) The Borrower authorizes the Lender to disclose to any Participant or assignee and any prospective Participant or assignee any and all financial information in the Lender’s possession concerning the Borrower or any Subsidiary of the Borrower which has been delivered to the Lender by the Borrower pursuant to this Agreement or which has been delivered to the Lender by the Borrower in connection with the Lender’s credit evaluation of the Borrower prior to entering into this Agreement; provided that such Participant or assignee or prospective Participant or assignee agrees to treat any such information which is not public as confidential in accordance with the terms of the Agreement.

9.05 Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Lender in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made, including the fees and disbursements of Mayer Brown LLP, special counsel for the Lender, and, in connection with any such amendment, modification or waiver made in connection with any such enforcement or protection, the fees and disbursements of any other counsel for the Lender. The Borrower further agrees that it shall indemnify the Lender from and hold it harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

(b) The Borrower will indemnify the Lender and its Related Parties (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery by the Borrower of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby and thereby, (ii) the use of the proceeds of the Loans by the Borrower or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its controlled Related Parties, in each case as determined by a final, nonappealable judgment of a court of competent jurisdiction.

(c) It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with the Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent reasonably practicable and not disadvantageous to any Indemnitee, it is anticipated that a single counsel selected by the Borrower may be used. Settlement of any claim or litigation involving any material indemnified amount will require the approval of the Borrower (not to be unreasonably withheld).

(d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, any Loan or the use of the proceeds thereof.

9.06 Right of Setoff. If any Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or any of its Affiliates to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Documents held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of the Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

9.07 Applicable Law. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS HEREUNDER AND THEREUNDER OF THE PARTIES HERETO AND THERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

9.08 Waivers; Amendment. (a) No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other Loan Document, or otherwise contracted for, charged, received, taken or reserved by the Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable with respect to each Loan owing to the Lender, together with all Charges payable to the Lender, shall be limited to the Maximum Rate.

9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

9.14 Headings. The cover page, the Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

9.15 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court in New York County or the courts of the United States for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such court of the United States for the Southern District of New York. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or the courts of the United States for the Southern District of New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, Inc. presently located at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and attorney-in-fact to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and attorney-in-fact shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and attorney-in-fact in New York City on the terms and for purposes of this provision satisfactory to the Lender. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.16 Domicile of Loans. The Lender may transfer and carry its Loans at, to or for the account of any office, subsidiary or Affiliate of the Lender.

9.17 Restricted and Unrestricted Subsidiaries. Set forth on Schedule 3.08 is a list of all of the Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of the Closing Date.

(a) After the Closing Date, a Financial Officer of the Borrower may, provided that no Default or Event of Default has occurred and is continuing, designate a Restricted Subsidiary as an Unrestricted Subsidiary by notice sent to the Lender, provided that (i) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (ii) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to the Lender; and (iii) upon such designation, Schedule 3.08 shall be deemed to be amended to reflect such designation. Any Person that becomes a Subsidiary (by formation, acquisition, merger or otherwise) after the Closing Date shall automatically be deemed to be a Restricted Subsidiary of the Borrower as of the date it becomes a Subsidiary unless designated as an Unrestricted Subsidiary pursuant to the terms hereof.

(b) After the Closing Date, a Financial Officer of the Borrower may, provided that no Default or Event of Default has occurred and is continuing, designate an Unrestricted Subsidiary as a Restricted Subsidiary by notice sent to the Lender, provided that (w) no such designation shall be effective unless immediately after giving effect thereto there would exist no Default or Event of Default; (x) no such designation shall be effective unless immediately after giving effect thereto the Borrower is in compliance with Sections 6.01(d) and 6.01(e), which have been incorporated by reference herein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement); (y) any such designation shall be effective not less than five Business Days after written notice thereof shall have been provided to the Lender; and (z) upon such designation, Schedule 3.08 shall be deemed to be amended to reflect such designation.

9.18 USA PATRIOT Act. The Lender subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

9.19 No Fiduciary Duty. The Lender and its Affiliates (collectively, solely for purposes of this paragraph, the “Lender”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) the Lender has not assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) the Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Signatures follow.]

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WEYERHAEUSER COMPANY, as the Borrower

By:	/s/ Laura B. Smith
	Name:	Laura B. Smith
	Title:	Vice President and Treasurer

THE BANK OF NOVA SCOTIA, as the Lender

By:	/s/ Winston Lua
	Name:	Winston Lua
	Title:	Director

EXHIBIT A

FORM OF LOAN/CONTINUATION REQUEST

The Bank of Nova Scotia

Global Wholesale Services

Loan Administration and Agency Services

720 King Street West, 2nd Floor

Toronto, Ontario

M5V 2T3

Attn: US Corporate Loan Operations

[Date]

Ladies and Gentlemen:

The undersigned, Weyerhaeuser Company (the “Borrower”), refers to the $600,000,000 Term Loan Agreement dated as of February 22, 2016 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), between the Borrower and The Bank of Nova Scotia. Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement.

[The Borrower hereby gives you notice pursuant to Section 2.02(a) of the Credit Agreement that it requests a Eurodollar Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day)

(B)	Principal Amount of Borrowing[1]

(C)	Interest Period and the last day thereof[2]

[1]	Not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or an aggregate principal amount equal to the remaining balance of the available Commitments) or greater than the Total Commitment then available.
[2]	Which shall be subject to the definition of “Interest Period” and end not later than the then existing Termination Date.

A-1

Upon acceptance of the Loans offered by the Lender in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.01(b) and (c) of the Credit Agreement have been satisfied.]

[The Borrower hereby gives you notice pursuant to Section 2.02(a) of the Credit Agreement that it requests a continuation of Loans:

(A)	On (a Business Day).

(B)	In the amount of $ .

(C)	With an Interest Period of months.]

Very truly yours,

WEYERHAEUSER COMPANY, as Borrower

By:
Name:
Title:

A-2

EXHIBIT B-1

FORM OF CERTIFICATION OF FINANCIAL STATEMENTS

This is to certify that the consolidated statements attached hereto required by Section 5.04 of the $600,000,000 Term Loan Agreement dated as of February 22, 2016, between Weyerhaeuser Company and The Bank of Nova Scotia (the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings given them in the Credit Agreement) (which Section 5.04 has been incorporated by reference therein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement)), fairly present the financial position and results of operations of Weyerhaeuser Company and its consolidated Subsidiaries as of , 20 and for the period then ended on a consolidated basis in accordance with GAAP consistently applied except as noted therein.

Dated:             , 20

WEYERHAEUSER COMPANY

By
Name:
Title:

B-1

EXHIBIT B-2

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(i) We are the duly elected              and              of Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”);

(ii) We have reviewed the terms of the $600,000,000 Term Loan Agreement dated as of February 22, 2016, between Weyerhaeuser and The Bank of Nova Scotia (the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings given them in the Credit Agreement), and we have made, or have caused to be made under our supervision, a detailed review of the transactions and conditions of Weyerhaeuser and its Subsidiaries during the accounting period covered by the attached financial statements; and

(iii) [No Event of Default or Default has occurred.] [An Event of Default or Default has occurred. [If so, specify the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.]]

Describe below (or in a separate attachment to this Officers’ Certificate) the exceptions, if any, to paragraph (iii) by listing, in detail, the nature of the condition or event and the period during which it has existed:

The foregoing certifications, together with the computations set forth in Attachment No. 1 hereto and the financial statements delivered with this Officers’ Certificate in support hereof, are made and delivered this      day of             , 20     pursuant to Subsection 5.04(c) of the Credit Agreement (which has been incorporated by reference therein from the Syndicated Credit Agreement (or, if applicable, a Replacement Credit Agreement)).

Dated: , 20	WEYERHAEUSER COMPANY

By
Name:
Title:

By
Name:
Title:

B-2-1

ATTACHMENT NO. 1 TO

COMPLIANCE CERTIFICATE FOR

WEYERHAEUSER COMPANY AND RESTRICTED SUBSIDIARIES

COMPLIANCE WITH COVENANTS

AS OF                     , 20

($000’s Omitted Except Ratio Amounts)

Section 6.01(d) - Debt Ratio as of                     , 20

1.	Total Funded Indebtedness:

	a.	Short Term Indebtedness (inclusive of Notes Payable and Commercial Paper)

	b.	Current Maturities of Long Term Indebtedness and Capital Lease Obligations

	c.	Long Term Indebtedness:

(1) Senior Long Term Indebtedness

(2) Capital Lease Obligations

(3) Subordinated Indebtedness

Total Long Term Indebtedness (1+2+3)

	d.	Indebtedness of Unrestricted Subsidiaries

	e.	Other Indebtedness

Total Funded Indebtedness (a+b+c-d-e)

2.	Total Adjusted Shareholders’ Interest:

	g.	Preferred, Preference and Common Shares

	h.	Other Capital and Retained Earnings (plus or minus)

	i.	Treasury Stock

	j.	Investments in Unrestricted Subsidiaries

	k.	Adjustment related to impact of Accounting Standards Codification Topic 715

Total Adjusted Shareholders’ Interest (g+h*-i-j-k*)

3.	Total Capitalization (1+2)

4.	Actual Debt Ratio (1/3)

Required Debt Ratio 65%

Section 6.01(e) – Net Worth as of                     , 20

Total Adjusted Shareholders’ Interest (See item 2 above)

Required Total Adjusted Shareholders’ Interest	$ [ ]

* Adjustments pursuant to h and k may be negative or positive.

B-2-2

EXHIBIT C

FORM OF PROMISSORY NOTE

New York, New York

[         ,         ]

FOR VALUE RECEIVED, WEYERHAEUSER COMPANY, a Washington corporation (the “Borrower”), hereby promises to pay to [                                ] (or its registered assigns) (the “Lender”), at the office of The Bank of Nova Scotia, at [                    ] on the Termination Date as defined in the $600,000,000 Term Loan Agreement dated as of February 22, 2016 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), between the Borrower and The Bank of Nova Scotia, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in same day funds, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as determined pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal of its borrowings and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided , however , that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Borrower to make payments of principal and interest with respect to the Borrower’s borrowings in accordance with the terms of this Note and the Credit Agreement.

This Note is one of the promissory notes referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for mandatory and, in certain circumstances, optional prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

WEYERHAEUSER COMPANY

By
Name:
Title:

Loans and Payments

Amount of Loan	Interest Period	Principal	Unpaid Interest	Name of Principal Balance of Note	Person Making Notation

EXHIBIT D

CLAIM AGREEMENT

THIS CLAIM AGREEMENT (this “Agreement”) is dated as of February     , 2016, and made by Weyerhaeuser NR Company, a Washington corporation (“WNR Company”), in favor of The Bank of Nova Scotia, as lender (the “Lender”), under the Term Loan Agreement dated as of February     , 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Weyerhaeuser Company, a Washington corporation (the “Company”), and the Lender.

RECITALS

A. WNR Company is a wholly owned subsidiary of the Company. WNR Company has agreed, as between the Company and WNR Company, to assume the payment obligations in respect of certain indebtedness of the Company pursuant to that certain Assumption Agreement dated as of January 1, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “First Assumption Agreement”), made by WNR Company in favor of the Company, and that certain Assignment and Assumption Agreement dated as of October 1, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Assumption Agreement” and, together with the First Assumption Agreement and any Additional Assumption Agreement (as defined below), collectively, the “Assumption Agreements”), by and between WNR Company and the Company.

B. It is a condition precedent to the obligation of the Lender to make its extension of credit to the Company under the Credit Agreement that WNR Company enter into this Agreement with the Lender, for the benefit of the Credit Agreement Parties (as defined below).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WNR Company hereby agrees with the Lender, for the benefit of the Credit Agreement Parties, as follows:

1.	Definitions

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to such terms in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Additional Assumption Agreement” means any agreement entered into by WNR Company after the date hereof pursuant to which WNR Company assumes payment obligations in respect of any indebtedness of the Company.

“Assumed Debt” means any indebtedness of the Company the payment obligations in respect of which shall have been assumed by WNR Company pursuant to one or more Assumption Agreements.

“Assumed Debt Agreement” means any indenture, credit agreement, note purchase agreement or other agreement, if any, pursuant to which the Company has incurred or will incur Assumed Debt and any note, instrument, agreement or other document evidencing or governing such Assumed Debt.

“Assumed Debt Claims” has the meaning specified in Section 2(a) hereof.

“Assumed Debt Party” means any Person to which Assumed Debt is owed and any trustee for, or other representative of, the holders of such Assumed Debt under any Assumed Debt Agreement.

“Credit Agreement Claims” has the meaning specified in Section 2(a) hereof.

“Credit Agreement Obligations” means the due and punctual payment by the Company of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Company, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations of the Company to any of the Credit Agreement Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Credit Agreement Parties” means (a) the Lender, (b) the beneficiaries of each indemnification obligation undertaken by the Company under the Credit Agreement and (c) the successors and assigns of each of the foregoing.

“Pro Rata Claim Amount” at any time means, in respect of the Credit Agreement Claim of any Credit Agreement Party, an amount equal to (a) the Credit Agreement Obligations owing to such Credit Agreement Party at such time, multiplied by (b) a fraction, the numerator of which is the amount of Assumed Debt (including accrued and unpaid interest and any related obligations in respect of premiums, fees and indemnities) owing at such time in respect of which Assumed Debt Claims exist and the denominator of which is the total amount of Assumed Debt (including accrued and unpaid interest and any related obligations in respect of premiums, fees and indemnities) owing at such time.

2.	Credit Agreement Claims

(a) WNR Company hereby agrees with the Lender, for the benefit of the Credit Agreement Parties, that the Credit Agreement Parties shall have rights and claims enforceable against WNR Company for payment of all or a portion of the Credit Agreement Obligations to the same extent that the Assumed Debt Parties (as opposed to the Company) have rights and claims, if any, enforceable against WNR Company for payment of all or any portion of the Assumed Debt (including accrued and unpaid interest and any related obligations in respect of premiums, fees and indemnities) pursuant to or by reason of any Assumption Agreement (such rights and claims of the Assumed Debt Parties, the “Assumed Debt Claims”), as if WNR

Company and the Company had entered into an assumption agreement in respect of the Credit Agreement Obligations on the same terms as such Assumption Agreement that is the subject of the Assumed Debt Claims (such rights and claims of the Credit Agreement Parties, the “Credit Agreement Claims”). It is understood and agreed that (i) if the Credit Agreement Parties have Credit Agreement Claims by reason of one or more, whether in whole or in part, but less than all, of the Assumed Debt being subject to Assumed Debt Claims, then the Credit Agreement Claims of any Credit Agreement Party shall be limited to its Pro Rata Claim Amount, and (ii) WNR Company shall be fully liable for any such Credit Agreement Claims subject only to the limitations expressly set forth in this Agreement. Any Credit Agreement Claims due and owing by WNR Company hereunder shall be payable by WNR Company to the Lender for the benefit of the Credit Agreement Parties.

(b) The determination of whether any Assumed Debt Claim exists shall be based solely upon the successful assertion by the applicable Assumed Debt Parties of such Assumed Debt Claim, and the Credit Agreement Parties shall not be permitted to assert that an Assumed Debt Claim exists unless and until such Assumed Debt Claim is successfully asserted by the applicable Assumed Debt Parties; provided that, if any Assumed Debt Party asserts an Assumed Debt Claim, the foregoing shall not be construed to prevent the assertion that a Credit Agreement Claim exists if such assertion of an Assumed Debt Claim is successful.

For purposes of this Section 2(b), an Assumed Debt Claim shall be considered “successfully asserted” or shall be viewed as the subject to “successful assertion” upon the occurrence of any of the following:

(i) an express agreement, stipulation, settlement or acknowledgment by WNR Company that (A) acknowledges liability of WNR Company directly to any Assumed Debt Party in respect of such Assumed Debt Claim or (B) provides consideration from WNR Company to any Assumed Debt Party as a result of such Assumed Debt Claim or in exchange for an agreement, stipulation, settlement or acknowledgment that such Assumed Debt Party has no, or will not assert any, Assumed Debt Claims;

(ii) at any time after the commitments under the Credit Agreement shall have terminated as a result of the occurrence of an event of default thereunder and the Credit Agreement Obligations shall have become due and payable, any subsequent action that has the effect of treating such Assumed Debt Claim in a manner, or results in a recovery to the holders of such Assumed Debt Claim in respect of their Assumed Debt Claim, in each case as a result of the applicable Assumed Debt Agreement, that is more favorable than the treatment of, or recovery in respect of, Credit Agreement Claims (unless the holders of such Credit Agreement Claims are offered and decline such treatment or recovery), including, but not limited to payment or grant of securities to any Assumed Debt Party or the assumption of any Assumed Debt by any third party; or

(iii) a final adjudication by a court or arbitrator that WNR Company is liable to any Assumed Debt Party for such Assumed Debt Claim.

(c) WNR Company acknowledges and agrees that no occurrence or circumstance occurring after the date of this Agreement shall cause a reduction in WNR Company’s obligations to the Lender, for the benefit of the Credit Agreement Parties, under this Agreement, other than (i) termination of this Agreement pursuant to Section 7 hereof or (ii) the payment by WNR Company in cash of any Credit Agreement Claims due and owing by WNR Company hereunder.

3.	Obligations Absolute

WNR Company’s obligations under this Agreement shall in all respects be continuing, absolute, unconditional and irrevocable, and shall remain in full force and effect until all of the Credit Agreement Obligations (other than contingent expense reimbursement and indemnification obligations) have been paid in full and all Commitments under the Credit Agreement have been terminated. WNR Company agrees that any Credit Agreement Claims due and owing by WNR Company hereunder will be paid strictly in accordance with the terms of this Agreement, the Credit Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Company or WNR Company with respect thereto. The liability of WNR Company under this Agreement shall be absolute, unconditional and irrevocable irrespective of:

(a) any change in the time, manner, or place of payment of, or in any other term of, the Credit Agreement Obligations, the Credit Agreement or any of the other Loan Documents or any other extension, compromise or renewal of the Credit Agreement Obligations;

(b) any reduction, limitation, impairment or termination of the Credit Agreement Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and WNR Company hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Credit Agreement Obligations;

(c) any amendment to, rescission, waiver or other modification of, or any consent to departure from, any of the terms of Credit Agreement or any of the other Loan Documents;

(d) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, securing any of the Credit Agreement Obligations; or

(e) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Company or WNR Company.

4.	Continued Liability

Notwithstanding the agreements by WNR Company in respect of the Credit Agreement Claims pursuant to Section 2(a), as between the Company and the holders of any Credit Agreement Obligations, the Company shall continue to be the primary obligor with respect to the Credit Agreement Obligations and the Company shall not be released from its obligations under the Credit Agreement Obligations as a result of this Agreement. In no event shall this Agreement be construed to constitute an assignment or transfer of any of the rights or obligations of the Company under the Credit Agreement or the other Loan Documents.

5.	Representations and Warranties

WNR Company represents, warrants and affirms for the benefit of the Credit Agreement Parties as follows:

(a) WNR Company is a corporation duly organized and validly existing under the laws of the State of Washington with all requisite power and authority to own and operate its properties, to conduct its business as proposed to be conducted and to enter into and perform its obligations under this Agreement.

(b) This Agreement constitutes a legal, valid and binding obligation of WNR Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

6.	Binding Effect, Etc.

This Agreement shall be binding upon WNR Company and its successors and assigns and shall inure to the benefit of the Credit Agreement Parties and their respective successors and assigns; provided, however, that (a) WNR Company may not assign any of its obligations or rights under this Agreement and (b) only the Lender may enforce the rights of the Credit Agreement Parties hereunder. Each of the Credit Agreement Parties is an intended beneficiary of the obligations of WNR Company under this Agreement and the Lender shall be entitled to commence and pursue any action or proceeding against WNR Company with respect to WNR Company’s obligations under this Agreement.

7.	Amendments; Termination

This Agreement may not be amended, supplemented, modified or terminated without the prior written consent of the Lender, WNR Company and the Company; provided that this Agreement shall automatically terminate upon the payment in full of all Credit Agreement Obligations (other than contingent expense reimbursement and indemnification obligations) and the termination of all Commitments under the Credit Agreement.

8.	Counterparts

This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

9.	Severability

The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

10.	Reinstatement

This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time (i) payment, or any part thereof, of any of the Credit Agreement Obligations is rescinded or must otherwise be restored or returned by any Credit Agreement Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payments had not been made or (ii) (x) Credit Agreement Obligations remain outstanding and (y) WNR Company enters into an Assumption Agreement in respect of Assumed Debt after this Agreement has been terminated in accordance with its terms.

11.	Headings

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

12.	No Waiver; Remedies

No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

13.	Governing Law; Jurisdiction

(a) THIS AGREEMENT AND THE RIGHT AND OBLIGATIONS HEREUNDER OF THE PARTIES HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST WNR COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT LOCATED IN NEW YORK CITY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

14.	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

WEYERHAEUSER NR COMPANY

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO BY:

WEYERHAEUSER COMPANY

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO BY: THE BANK OF NOVA SCOTIA, as Lender

By:
Name:
Title:

Schedule 2.01

COMMITMENTS

Institution	Commitment
The Bank of Nova Scotia	$600,000,000
Total Commitments	$600,000,000

Schedule 2.01

Schedule 3.08

WEYERHAEUSER COMPANY AND SUBSIDIARIES

(* = Unrestricted Subsidiary)

Name	State or Country of Incorporation	Percentage Ownership of Immediate Parent
• Weyerhaeuser Columbia Timberlands LLC	Delaware	95

• Weyerhaeuser NR Company	Washington	100

• North Pacific Paper Corporation *	Delaware	50

• Norpac Resources LLC	Delaware	100

• ver Bes’ Insurance Company	Vermont	100

• Weyerhaeuser Asset Management LLC	Delaware	100

• Weyerhaeuser Columbia Timberlands LLC	Delaware	5

• Weyerhaeuser Employment Services Company	Washington	100

• Weyerhaeuser Export Company	Delaware	100

• Weyerhaeuser EU Holdings, Inc.	Delaware	100

• Weyerhaeuser Poland sp.zo.o.	Poland	100

• Weyerhaeuser Realty Investors, Inc.	Washington	100

• Weyerhaeuser International, Inc.	Washington	100

• Weyerhaeuser (Asia) Limited	Hong Kong	100

• Weyerhaeuser China, Ltd.	Washington	100

• Weyerhaeuser Company Limited	Canada	100

* 317298 Saskatchewan Ltd.	Saskatchewan	100

* Weyerhaeuser (Annacis) Limited	British Columbia	100

* Weyerhaeuser (Carlisle) Ltd.	Barbados	100

❖ Camarin Limited	Barbados	100

• Weyerhaeuser International Holdings Limited	British Virgin Islands	100

* Colonvade S.R.L.	Uruguay	99.9

* Vandora S.A.	Uruguay	100

* Weyerhaeuser Productos S.A.	Uruguay	100

* WHC LLC	Washington	100

❖ Colonvade S.R.L.	Uruguay	0.1

• Weyerhaeuser (Hong Kong) Limited	Hong Kong	100

• Weyerhaeuser Japan Ltd.	Japan	100

• Weyerhaeuser Japan Ltd.	Delaware	100

• Weyerhaeuser Korea Ltd.	Korea	100

• Weyerhaeuser Products Limited	United Kingdom	100

• WREDCO I LLC	Delaware	100

• WREDCO II LLC	Delaware	100

• Weyerhaeuser Sales Europe, Inc.	Delaware	100

• Weyerhaeuser SC Company	Washington	100

• Weyerhaeuser WPF LLC	Washington	100

Schedule 3.08 – 1

• WY Carolina Holdings LLC *	Delaware	100

• WY Georgia Holdings 2004 LLC *	Delaware	100

• WY Tennessee Holdings LLC *	Delaware	100

• Weyerhaeuser Uruguay S.R.L.	Uruguay	99.9

• WYU LLC	Washington	100

• Weyerhaeuser Uruguay S.R.L.	Uruguay	0.1

*	Unrestricted Subsidiary

Plum Creek

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party
Plum Creek Ventures I, LLC	DE	Name: Weyerhaeuser Company Type: Membership Interest Percentage: 100%	None

Plum Creek Timberlands, L.P.	DE	Name: Weyerhaeuser Company Type: Limited Partner Interest Percentage: 99% Name: Plum Creek Timber I, L.L.C. Type: General Partner Interest Percentage: 1%	None

Plum Creek Timber I, L.L.C.	DE	Name: Weyerhaeuser Company Type: Membership Interest Percentage: 100%	None

Plum Creek Timber Operations I, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 99% Name: Plum Creek Timber Operations II, Inc. Type: Membership Interest Percentage: 1%	None

Plum Creek Timber Operations II, Inc.	DE	Name: Plum Creek Timberlands, L.P. Type: Stock Percentage: 100%	None

Plum Creek Manufacturing, L.P.	DE	Name: Plum Creek Timberlands, L.P. Type: Limited Partner Interest Percentage: 98% Name: Plum Creek Timber II, L.L.C. Type: General Partner Interest Percentage: 2%	None

Plum Creek Timber II, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None

Plum Creek Maine Timberlands, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None

Plum Creek Southern Timber, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None

Schedule 3.08 – 2

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party
Plum Creek South Central Timberlands, L.L.C.	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None

PC Natural Resources, LLC	DE	Name: Plum Creek Timberlands, L.P. Type: Membership Interest Percentage: 100%	None

Plum Creek Real Estate Company	DE	Name: Plum Creek Timberlands, L.P. Type: Stock Percentage: 100%	None

Southern Diversified Timber, LLC *	DE	Name: Plum Creek Timber Operations I, LLC Type: Preferred Interest Percentage: 100% Type: Common Interest Percentage: 9.09%	Name: TCG Member, LLC Type: Common Interest Percentage: 90.9%

Plum Creek Manufacturing Holding Company, Inc.	DE	Name: Plum Creek Manufacturing, L.P. Type: Stock Percentage: 100%	None

Plum Creek Administrative Corporation, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek Southern Lumber, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek Marketing, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek Northwest Lumber, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek Northwest Plywood, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek MDF, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

PC Timberland Investment Company	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

B & C Water Resources, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

D & E Water Resources, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Schedule 3.08 – 3

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party
LFC Water Resources, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek Services, Inc.	DE	Name: Plum Creek Manufacturing Holding Company, Inc. Type: Stock Percentage: 100%	None

Plum Creek TRS, L.L.C.	DE	Name: Plum Creek Marketing, Inc. Type: Membership Interest Percentage: 100%	None

Plum Creek Property Management Company, LLC	DE	Name: Plum Creek Marketing, Inc. Type: Membership Interest Percentage: 100%	None

Plum Creek Land Company	DE	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None

Plum Creek Maine Marketing, Inc.	DE	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None

Plum Creek Investment Company	OR	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None

Highland Resources, Inc.	DE	Name: Plum Creek Marketing, Inc. Type: Stock Percentage: 100%	None

B & C Water Resources, L.L.C.	DE	Name: B & C Water Resources, Inc. Type: Membership Interest Percentage: 100%	None

D & E Water Resources, L.L.C.	DE	Name: D & E Water Resources, Inc. Type: Membership Interest Percentage: 100%	None

Greenway, L.L.C.	ME	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None

Petenwell Lake LLC	DE	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None

Hawthorne Land Company, LLC	DE	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None

Township 110 Land Company, LLC	DE	Name: Plum Creek Land Company Type: Membership Interest Percentage: 100%	None

Highland Mineral Resources, LLC	DE	Name: Highland Resources, Inc. Type: Membership Interest Percentage: 100%	None

King Road Aggregates, LLC	DE	Name: Highland Resources, Inc. Type: Membership Interest Percentage: 100%	None

Greenway Properties, LLC	ME	Name: Greenway, L.L.C. Type: Membership Interest Percentage: 100%	None

Schedule 3.08 – 4

Name	Jurisdiction of Incorporation or Organization	Interest Held by Weyerhaeuser	Interest Held by Third Party
Petenwell Lake Associates LLC	DE	Name: Petenwell Lake LLC Type: Membership Interest Percentage: 100%	None

Parkside at Fisher River LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

Bighorn Bluff, LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

Wolf River East LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

River Glen at Flambeau LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

McGregor Overlook LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

Noggle Creek LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

Preserve at Ashley Lake LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

Haskell’s Pass LLC	DE	Name: Township 110 Land Company, LLC Type: Membership Interest Percentage: 100%	None

*	Unrestricted Subsidiary

Schedule 3.08 – 5

Schedule 9.01

ADDRESSES FOR NOTICES TO THE LENDER

Name of Lender	Eurodollar Lending Offices
The Bank of Nova Scotia

The Bank of Nova Scotia

Global Wholesale Services

Loan Administration and Agency Services

720 King Street West, 2nd Floor

Toronto, Ontario

M5V 2T3

Attn: US Corporate Loan Operations

Telephone: 416-649-4064 / 212-225-5706

Telecopier: 212-225-5708

Electronic Mail: GWSLoanOps.USAgency@scotiabank.com

With a copy to:

The Bank of Nova Scotia

650 West Georgia Street, Suite 1800

Vancouver, British Columbia

V6B 4N7

Attn: Todd Kennedy / Winston Lua

Telecopier: 604-697-2200

Schedule 9.01